Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – August 7, 2008

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Q2 ‘Comp’ Sales Jump 13%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced sales for the three and six months ended July 31, 2008.

Total Company sales for the second quarter of fiscal 2009 increased by 30% over the same period last year to $454.3 million. Comparable (‘comp’) store sales at Anthropologie, Free People and Urban Outfitters rose 7%, 10% and 19%, respectively, for a combined increase of 13%. Direct-to-consumer sales surged 42% and Free People wholesale sales increased 14%.

“I am extremely pleased with our sales performance during the second quarter” said Glen T. Senk, Chief Executive Officer. “All of our brands and channels executed exceptionally well, with the Urban brand gaining momentum as they headed into the important “back-to-school” season. We believe these results are driven by our ability to inspire our customers with unique product and a distinctive shopping experience” finished Mr. Senk.

Net sales for the three and six months were as follows:

	Three months ended July 31,		Six months ended July 31,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Urban Outfitters stores	$189,812	$140,931	$349,602	$270,839
Anthropologie stores	165,615	137,558	311,211	256,157
Free People stores	7,759	3,300	13,618	5,990
Terrain	2,608	—	3,225	—

Net store sales	365,794	281,789	677,656	532,986

Direct-to-consumer	60,498	42,538	118,746	86,045

Retail segment net sales	426,292	324,327	796,402	619,031

Wholesale	28,003	24,122	52,185	43,962

Total net sales	$454,295	$348,449	$848,587	$662,993

During the six months ended July 31, 2008 the Company has opened a total of 24 new stores including: 10 new Urban Outfitters stores, 7 new Anthropologie stores, 6 new Free People stores and one new Terrain garden center. The Company expects to open 45 new stores during the full fiscal year and will release earnings results for the three and six months ended July 31, 2008 on August 14, 2008.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 132 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 115 Anthropologie stores, a web site, catalog and Leifsdottir Anthropologie’s newly launched wholesale concept; Free People Wholesale, which sells its product to approximately 1,700 specialty stores and select department stores; 21 Free People stores, a web-site and catalog; and one Terrain garden center as of July 31, 2008.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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